Exhibit 10.18

Executive Form

2024

EMPLOYEE OPTION AGREEMENT

under the

Hexcel Corporation 2013 Incentive Stock Plan

This Employee Option Agreement (the “Agreement”), is entered into as of the Grant Date, by and between the Optionee and Hexcel Corporation, a Delaware corporation (the “Company”).

The Company maintains the Hexcel Corporation 2013 Incentive Stock Plan (the “Plan”). The Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) has determined that the Optionee shall be granted an Option (as defined below) upon the terms and subject to the conditions hereinafter contained. Capitalized terms used but not defined herein shall have the meaning assigned to them in the Plan.

1. Notice of Grant; Acceptance of Agreement. Pursuant to the Plan and subject to the terms and conditions set forth herein and therein, the Corporation hereby grants to the Optionee thenumber of Options indicated on the Notice of Grant attached hereto as Annex A, which Notice of Grant is incorporated by reference herein. Optionee will be deemed to accept the terms and conditions of this Agreement by clicking the “Accept” button on the Award Acceptance screen with regard to the Option. By accepting the Agreement, the Optionee agrees to be bound by the terms of the Plan and this Agreement and further agrees that all of the decisions and determinations of the Committee shall be final and binding.

2. Incorporation of Plan. The Plan is incorporated by reference and made a part of this Agreement, and this Agreement shall be subject to the terms of the Plan, as the Plan may be amended from time to time. The Option granted herein constitutes an Award within the meaning of the Plan and in the event of any conflict between the terms of the Plan and this Agreement, the terms of the Plan shall govern.

3. Grant of Option. Pursuant to the Plan and subject to the terms and conditions set forth herein and therein, the Company hereby grants to the Optionee the right and option (the “Option”) to purchase shares of the Company’s common stock, $.01 par value per share (the “Common Stock”), which Option is not intended to qualify as an incentive stock option, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Each Option entitles the Optionee to purchase one share of Common Stock in accordance with, and subject to the terms of, this Agreement, and the aggregate number of shares purchasable is equal to the number of Options hereby granted (“Option Shares”).

4. Purchase Price. The Purchase Price per share of the Option Shares is the Fair Market Value per share of Common Stock as of the Grant Date, and is set forth on Annex A.

5. Terms of Option.

(a) Expiration Date; Term. Subject to Section 5(c) below, the Option shall have a term of ten (10) years from the Grant Date and shall terminate at the expiration of that period, unless it is terminated at an earlier date pursuant to the provisions of this Agreement and the Plan. The ten-year period from the Grant Date to its tenth anniversary shall constitute the “Term” of the Option.

(b) Vesting Period; Exercisability. Subject to Section 5(c) below, the Option shall vest and become exercisable at the rate of 33-1/3% of the Option Shares on each of the first three anniversaries of the Grant Date (each such date a “Vesting Date”). The vesting and exercisability of the Option is cumulative, but shall not exceed 100% of the Option Shares subject to the Option. If the foregoing schedule would produce fractional Option Shares on a Vesting Date, the number of Option Shares for which the Option becomes vested and exercisable on such Vesting Date shall be rounded down to the nearest whole Option Share, with the portion that did not become vested and exercisable as provided above, because of the rounding down, shall become vested and exercisable on the third anniversary of the Grant Date so that the entire portion of such Option is vested and exercisable on the third anniversary of the Grant Date, provided that the Optionee has not had a termination of employment prior to such date.

(c) Termination of Employment; Change in Control.

(i) For purposes of the grant hereunder, any transfer of employment by the Optionee within the Hexcel Group shall not be considered a termination of employment by the applicable member of the Hexcel Group.

(x) If the Optionee’s employment with a member of the Hexcel Group is terminated for Cause (as defined in the last Section hereof), the Option, whether or not then vested and exercisable, shall be automatically terminated as of the date of such termination of employment. Subject to Section 5(c)(ii), if the Optionee’s employment with a member of the

Hexcel Group shall terminate other than by reason of Retirement (as defined in the last Section hereof), Disability (as defined in the last Section hereof), death or Cause, the Option (to the extent then vested and exercisable) may be exercised at any time within ninety (90) days after such termination (but not beyond the Term of the Option). The Option, to the extent not then vested and exercisable, shall immediately expire upon such termination.

(y) If, while employed by a member of the Hexcel Group, the Optionee dies or is terminated by a member of the Hexcel Group following Disability, the Option shall (I) become fully and immediately vested and exercisable and (II) remain exercisable for one year from the date of termination of employment on account of death or following Disability (but not beyond the Term of the Option).

(z) Subject to Section 5(c)(ii), if the Optionee’s employment with a member of the Hexcel Group terminates by reason of Retirement, (A) the Option shall, if not fully vested and exercisable at the time of such termination, continue to vest and become exercisable in accordance with Section 5(b) above, and (B) the Option shall expire upon the earlier to occur of the five-year anniversary date of such Retirement and the expiration of the Term. If the Optionee dies during the five-year period immediately following the Retirement of the Optionee, the Option shall (I) become fully and immediately vested and exercisable and (II) remain exercisable for the remainder of the five-year period from the date of Retirement (but not beyond the Term of the Option).

(ii) In the event of a Change in Control (as defined in the last Section hereof), provided the Optionee has been continuously employed by the Hexcel Group from the Grant Date through the date of such Change in Control or has terminated employment prior to the date of such Change in Control due to Retirement, the Option shall immediately become fully vested and exercisable.

(x) Following a Change in Control, the post-termination period of exercisability of the Option held by an Optionee that was not employed by a member of the Hexcel Group as of the date of such Change in Control, shall not be extended, but shall be as set forth in Section 5(c)(i)(x), Section 5(c)(i)(y) or Section 5(c)(i)(z), as applicable.

(y) Following a Change in Control, the post-termination period of exercisability of the Option held by an Optionee who was employed by the Hexcel Group as of the date of such Change in Control, but whose employment with the Hexcel Group is terminated within two years following such Change in Control, (A) other than by reason of Retirement, Cause, Disability or death (for which the period of exercisability is set forth in Section 5(c)(i)(x), Section 5(c)(i)(y) or Section 5(c)(i)(z), as applicable) or (B) for Good Reason (as defined in the last Section hereof) shall in either case be extended and the Option shall remain exercisable for a period of two years from the date of such termination of employment (but not beyond the Term of the Option).

(iii) Notwithstanding anything herein to the contrary, the provisions of the Plan applicable to an event described in Article X(d) of the Plan, which would include a Change in Control, shall apply to the Option and, in such event, the Committee may take such actions as it deemed appropriate pursuant to the Plan.

(d) Forfeiture of Option on Certain Conditions. Optionee hereby acknowledges that the Hexcel Group has given or will give Optionee access to certain confidential, proprietary or trade secret information, which the Hexcel Group considers extremely valuable and which provides the Hexcel Group with a competitive advantage in the markets in which the Hexcel Group develops or sells its products. The Optionee further acknowledges that the use of such information by Optionee other than in furtherance of Optionee’s job responsibilities with the Hexcel Group would be extremely detrimental to the Hexcel Group and would cause immediate and irreparable harm to the Hexcel Group. In exchange for access to such confidential, proprietary or trade secret information, Optionee hereby agrees as follows:

(i) Notwithstanding anything to the contrary contained in this Agreement, should the Optionee breach the “Protective Condition” (as defined in Section 5(d)(ii)), then (A) the Option, to the extent not previously exercised, shall immediately be forfeited upon such breach, (B) the Optionee shall immediately deliver to the Company the number of Option Shares previously distributed to the Optionee during the 180-day period prior to the termination of the Optionee’s employment with any member of the Hexcel Group and (C) if any Option Shares were sold during the 180-day period immediately prior to such termination of employment in an arms’ length transaction or disposed of in any other manner, the Optionee shall immediately deliver to the Company all proceeds of such arms’ length sales and if disposed of otherwise than in an arms’ length sale, the Fair Market Value of such Option Shares determined at the time of disposition. The Option Shares and proceeds to be delivered under clauses (B) and (C) may be reduced to reflect (x) the exercise price paid by the Optionee in connection with such Option Shares and (y) the Optionee’s liability for taxes payable on such Option Shares and proceeds.

(ii) “Protective Condition” shall mean that (A) the Optionee complies with all terms and provisions of any obligation of confidentiality contained in a written agreement with any member of the Hexcel Group signed by the Optionee, or otherwise imposed on Optionee by applicable law, and (B) during the time Optionee is employed by any member of the Hexcel Group and for a period of one year following the termination of the Optionee’s employment with any member of the Hexcel Group, the Optionee does not (x) engage, in any capacity, directly or indirectly, including but not limited to as employee, agent, consultant, manager, executive, owner or stockholder (except as a passive investor holding less than a 5% equity interest in any enterprise), in any business enterprise then engaged in competition with the business conducted by the Hexcel Group anywhere in the world; provided, however, that the Optionee may be employed by a competitor of the Hexcel Group within such one year period so long as the duties and responsibilities of Optionee’s position with such competitor do not involve the same or substantially similar duties and responsibilities as those performed by the Optionee for any member of the Hexcel Group in a business segment of the new employer which competes with the business segment(s) with which the Optionee worked or had supervisory authority over while employed by any member of the Hexcel Group during the twelve (12) months immediately preceding the date on which the Optionee’s employment terminates, (y) employ or attempt to employ, solicit or attempt to solicit, or negotiate or arrange the employment or engagement with Optionee or any other Person, of any Person who was at the date of termination of the Optionee’s employment, or within twelve (12) months prior to that date had been, a member of the senior management of any member of the Hexcel Group with whom the Optionee worked closely or was an employee with whom the Optionee worked closely or had supervisory authority over during the twelve months immediately preceding the date on which the Optionee’s employment terminates or (z) disparage any member of the Hexcel Group, any of its respective current or former directors, officers or employees or any of its respective products (notwithstanding the foregoing, to the extent Optionee is a California based employee, then foregoing clauses (x) and (y) shall not apply).

(iii) In the event any of Section 5(d)(i) or Section 5(d)(ii) is unenforceable in the jurisdiction in which the Optionee is employed on the date hereof, such section nevertheless shall be enforceable to the full extent permitted by the laws of any jurisdiction(s) in which the Company shall have the ability to seek remedies against the Optionee arising from any activity prohibited by this Section 5(d).

(iv) Notwithstanding any other provision in the Plan or this Agreement to the contrary, whenever the Company may be entitled or required by law, Company policy, including, without limitation, any applicable clawback, recoupment or other policies of the Company relating to Option Shares, or the requirements of an exchange on which the Company’s shares are listed for trading, to cause an Award to be forfeited or to recoup compensation received by the Optionee pursuant to the Plan, including recovery of shares distributed or the proceeds of shares sold or transferred, the Optionee shall accept such forfeiture and comply with any Company request or demand for recoupment of compensation received.

6. Method of Exercising Option and Withholding.

(a) Subject to Section 6(b) below, the Option shall be exercised by the delivery by the Optionee to the Company at its principal office (or at such other address as may be established by the Company) of written notice of the number of Option Shares with respect to which the Option is exercised, accompanied by payment in full of the aggregate Purchase Price for such Option Shares. Payment for such Option Shares shall be made (i) in U.S. dollars by personal check, bank draft or money order payable to the order of the Company, or by money transfers or direct account debits to an account designated by the Company; (ii) through the delivery of shares of Common Stock with a Fair Market Value equal to the total payment due from the Optionee; (iii) pursuant to a “cashless exercise” program if such a program is established by the Company; (iv) by the Company withholding shares of Common Stock with a Fair Market Value equal to all or any part of the payment due from the Optionee; or (v) by any combination of the methods described in (i) through (iv) above.

(b) Notwithstanding anything in this Agreement to the contrary, in the event the Option has not been exercised on or before the last business day of the Term (the “Automatic Exercise Date”), and the Fair Market Value per share of Common Stock on the Automatic Exercise Date exceeds its Purchase Price per share by U.S. $0.01 or more, as determined by the Company (or its agent), the vested portion of the Option shall be exercised automatically on the Automatic Exercise Date without further action by the Optionee (or the person or persons to whom this Option is transferred pursuant to a permitted transfer under Section 7 below). The Purchase Price with respect to such Option shall be satisfied via the net exercise procedures set forth in Section 6(a)(iv) above and the related tax withholding obligations shall be satisfied via the procedures set forth in Section 6(c) and (d) below. The Optionee specifically agrees and consents to the automatic exercise of the Option as provided in this Section 6(b).

(c) Upon the exercise of the Option, absent a notification by the Optionee to the Company which is received by the Company at least three business days prior to the date of such exercise to the effect that the Optionee will pay to the Company or its Subsidiary by check or wire transfer any income tax, social insurance, social security, payroll tax, national insurance contributions, social contributions, other contributions, payment on account obligations or other amounts (“Withholding Taxes”) the Company reasonably determines it or its Subsidiary is required to withhold, collect or account for under applicable laws with respect to such Option exercise, the Company shall retain a number of shares of Common Stock otherwise deliverable hereunder in connection with such exercise with a Fair Market Value equal to the Withholding Taxes (based on the Fair Market Value of the shares on the date of exercise); provided that in no event shall the value of the shares retained pursuant to this Section 6(c) exceed the amount of taxes required to be withheld based on the maximum statutory tax rates in the Optionee’s applicable taxing jurisdictions. Notwithstanding the preceding sentence, even in the absence of notification from the Optionee, the Committee shall retain the discretion at all times to require the Optionee to pay to the Company or its Subsidiary by check or wire transfer the Withholding Taxes. In the event the Optionee elects to pay to the Company or its Subsidiary the Withholding Taxes with respect to the Option exercise by check or wire transfer, the Company's obligation to deliver shares of Common Stock shall be subject to the payment in available funds by the Optionee of all Withholding Taxes with respect to the Options which are the subject of such exercise. The Company or its Subsidiary shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Optionee any federal, state, local or other taxes required to be withheld, collected or accounted for with respect to such payment. If the obligation for Withholding Taxes is satisfied by withholding shares of Common Stock, for tax purposes the Optionee will be deemed to have been distributed the full number of shares of Common Stock to be distributed in connection with the exercise of the Option, notwithstanding that a number of shares are held back solely for purposes of paying the Withholding Taxes.

(d) Regardless of any action the Company or its Subsidiary takes with respect to any such Withholding Taxes, the Optionee acknowledges that the ultimate liability for all Withholding Taxes legally due by the Optionee is and remains the Optionee’s responsibility and may exceed the amount actually withheld by the Company or its Subsidiary. The Optionee further acknowledges that the Company and its Subsidiary (i) make no representations or undertakings regarding the treatment of any Withholding Taxes in connection with any aspect of the Option, including the grant, vesting or exercise of the Option and the subsequent sale of any Option Shares acquired at exercise; and (ii) do not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Optionee’s liability for Withholding Taxes. Further, if the Optionee has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, the Optionee acknowledges that the Company or its Subsidiaries may be required to collect, withhold or account for Withholding Taxes in more than one jurisdiction.

7. Exercise; Transfer. Except as provided in this Section 7, the Option is not transferable, and the Option may be exercised during the Optionee’s lifetime only by the Optionee. Upon the death of the Optionee, the Option may be exercised by the Optionee’s designated authorized person or permitted transferee, provided that such authorized person or permitted transferee has been designated prior to the Optionee’s death. Each such designation shall revoke all prior designations by the Optionee and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such effective designation, the Option may be exercised only by the executors or administrators of the Optionee’s estate or by any person or persons who shall have acquired such right to exercise by will or by the laws of descent and distribution. No transfer of the Option or the right to exercise the Option, whether by will, the laws of descent and distribution, or to any permitted transferee or authorized person, shall be effective to bind the Company unless the Committee shall have been furnished with (i) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (ii) an agreement by the transferee to comply with all the terms and conditions of the Option that are or would have been applicable to the Optionee and to be bound by the acknowledgements made by the Optionee in connection with the grant of the Option. Any attempt to transfer the Option in contravention of this Section 7 is void ab initio. The Option shall not be subject to execution, attachment or other process. Notwithstanding the foregoing, the Optionee and, after the death of the Optionee, the estate or any estate beneficiary of the Optionee, shall be permitted to transfer the Option to members of his or her immediate family (i.e., children, grandchildren or spouse), trusts for the benefit of such family members, and partnerships or other entities whose only partners or other equity owners are such family members; provided, however, that no consideration can be paid for the transfer of the Option and the transferee of the Option must agree to be subject to all conditions applicable to the Option prior to its transfer.

8. No Rights in Option Shares. The Optionee shall have none of the rights of a stockholder with respect to the Option Shares unless and until shares of Common Stock are issued upon exercise of the Option.

9. Issuance of Shares. Any shares of Common Stock to be issued to the Optionee under this Agreement may be issued in either certificated form, or in uncertificated form (via the Direct Registration System or otherwise).

10. No Guarantee of Employment. Nothing set forth herein or in the Plan shall confer upon the Optionee any right of continued employment for any period by the Hexcel Group, or shall interfere in any way with the right of the Hexcel Group to terminate such employment.

11. Section 409A.

(a) It is intended that this Agreement comply in all respects with an exemption from the requirements of Section 409A of the Code and applicable Treasury Regulations and other generally applicable guidance issued thereunder (collectively, the “Applicable Regulations”), and this Agreement shall be interpreted for all purposes in accordance with this intent.

(b) In the event that the Option Shares issuable under this Agreement are subject to any taxes, penalties or interest under the Applicable Regulations, the Optionee shall be solely liable for the payment of any such taxes, penalties or interest. Although the Company intends to administer the Plan and this Agreement to prevent adverse taxation under the Applicable Regulations, the Company does not represent nor warrant that the Plan or this Agreement complies with any provision of federal, state, local or other tax law.

12. Governing Law/Jurisdiction/Resolution of Disputes. This Agreement shall be governed by and construed according to the laws of the State of Delaware, USA, without regard to the conflicts of laws provisions thereof. Any disputes arising under or in connection with this Agreement shall be resolved by binding arbitration before three arbitrators constituting an Employment Dispute Tribunal, to be held in the state of Connecticut, USA in accordance with the commercial rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator shall be final and subject to appeal only to the extent permitted by law. Each party shall bear such party’s own expenses incurred in connection with any arbitration. Anything to the contrary notwithstanding, each party hereto has the right to proceed with a court action for injunctive relief or relief from violations of law not within the jurisdiction of an arbitrator.

13. Notices. Any notice required or permitted under this Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Optionee at the last address specified in Optionee’s employment records, or such other address as the Optionee may designate in writing to the Company, Attention: Corporate Secretary, or such other address as the Company may designate in writing to the Optionee.

14. Failure to Enforce Not a Waiver. The failure of either party hereto to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

15. Miscellaneous. This Agreement cannot be changed or terminated orally. This Agreement and the Plan contain the entire agreement between the parties relating to the subject matter hereof. This Agreement inures to the benefit of, and is binding upon, the Company and its successors-in-interest and its assigns, and the Optionee, the Optionee’s heirs, executors, administrators and legal representatives. The section headings herein are intended for reference only and shall not affect the interpretation hereof.

16. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

17. Definitions. For purposes of this Agreement:

(I) “Cause” shall have the meaning ascribed to such term in the Executive Severance Agreement or Executive Severance Policy, as applicable;

(II) “Change in Control” shall have the meaning ascribed to such term in the Executive Severance Agreement or Executive Severance Policy, as applicable;

(III) “Disability” (or becoming “Disabled”) shall have the meaning ascribed to such term in the Executive Severance Agreement or Executive Severance Policy, as applicable;

(IV) “Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended;

(V) “Executive Severance Agreement” shall mean the Executive Severance Agreement between the Company and the Optionee, as amended from time to time;

(VI) “Executive Severance Policy” shall mean the Executive Severance Policy adopted by the Committee, and which applies to a termination of employment of an Optionee who has received an offer letter of employment from the Company that expressly extends the provisions of such Policy to such Optionee;

(VII) “Good Reason” shall have the meaning ascribed to such term in the Executive Severance Agreement or Executive Severance Policy, as applicable;

(VIII) “Hexcel Group” shall mean the Company and its Subsidiaries;

(IX) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) of the Exchange Act and shall include “persons acting as a group” within the meaning of Section 1.409A-3(i)(5)(v)(B) of the Treasury Regulations (or any successor provision);

(X) “Retirement” shall mean termination of the Optionee’s employment with a member of the Hexcel Group, other than by reason of death or Cause, either (A) at or after age 65 or (B) at or after age 55 after five (5) years of employment by the Hexcel Group; and

(XI) “Subsidiary” shall mean any “subsidiary” of the Company within the meaning of Rule 405 under the Securities Act.

Annex A

NOTICE OF GRANT

EMPLOYEE STOCK OPTION

HEXCEL CORPORATION 2013 INCENTIVE STOCK PLAN

The following employee of Hexcel Corporation, a Delaware corporation or a Subsidiary, has been granted an option to purchase shares of the Common Stock of Hexcel, $.01 par value, in accordance with the terms of this Notice of Grant and the Employee Option Agreement to which this Notice of Grant is attached.

The terms below shall have the meanings ascribed to them below when used in the Employee Option Agreement.

Optionee	Participant Name
Grant Date	January 29, 2024
Purchase Price	$_____
Aggregate Number of Shares Granted (the "Option Shares")	Number of Awards Granted

IN WITNESS WHEREOF, the parties hereby agree to the terms of this Notice of Grant and the Employee Option Agreement to which this Notice of Grant is attached and execute this Notice of Grant and Employee Option Agreement as of the Grant Date.

_______________________________ HEXCEL CORPORATION

Optionee

By:_____________________

Gail E. Lehman

Executive Vice President, General Counsel and

Corporate Secretary